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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number    000-28340
                                                                ----------------


                         American Tax-Exempt Bond Trust
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               625 Madison Avenue
                            New York, New York 10022
                                 (212) 421-5333

--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Shares of Beneficial Interest (no par value)
 ------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
 ------------------------------------------------------------------------------

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i) [x]      Rule 12h-3(b)(1)(i) [x]
             Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(2)(i) [ ]      Rule 12h-3(b)(2)(i) [ ]
             Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6  [ ]


      Approximate  number of  holders  of record  as of the  certification  or
notice date:                 0
             --------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, American Tax-Exempt Bond Trust (the "Company") has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    November  14, 2000       By:  /s/ Stuart J. Boesky
     --------------------------      --------------------------------------
                                     Name: Stuart J. Boesky
                                    Title: Director and  President of Related
                                           AMI Associates, Inc., the manager of
                                           the Company



NY/309960.1